Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

News	Contact:
Betsy Mallison Bialosky
412-434-3046
mbialosky@ppg.com

Investors:
Vince Morales
412-434-3740
vmorales@ppg.com

PPG posts record fourth quarter, full year sales for 2006

Annual sales surpass $11 billion

PITTSBURGH, Jan. 18, 2007 - PPG Industries (NYSE:PPG) today reported record sales for the fourth quarter of $2.8 billion, surpassing fourth quarter 2005 record sales by 11 percent. Fourth quarter net income was $157 million, or 94 cents a share. Net income includes an aftertax charge of $3 million, or 2 cents a share, to reflect the net increase in the current value of the company’s obligation under its proposed asbestos settlement agreement reported in May 2002, which is subject to pending court proceedings.

That compares with fourth quarter 2005 net income of $113 million, or 68 cents a share. This included aftertax charges of $17 million, or 10 cents a share, for the impairment of certain assets in the company’s specialty chemicals business; $10 million, or 6 cents a share, for direct costs related to the impact of hurricanes Katrina and Rita; and $3 million, or 2 cents a share, to reflect the net increase in the value of the company’s obligation under its proposed asbestos settlement agreement. Sales were $2.5 billion.

For all of 2006, PPG recorded net income of $711 million, or $4.27 per share, including aftertax charges of $106 million, or 64 cents a share, for estimated legacy environmental remediation costs at sites in New Jersey and Louisiana; $26 million, or 15 cents a share, for legal settlements; $23 million, or 14 cents a share, for business restructuring; and $17 million, or 10 cents a share, to reflect the net increase in the current value of the company’s obligation under the proposed asbestos settlement agreement. Net income also includes aftertax earnings of $24 million, or 14 cents a share, for insurance recoveries. Sales for 2006 were $11.0 billion, a record for any year.

For all of 2005, PPG recorded net income of $596 million, or $3.49 per share, including aftertax charges of $128 million, or 74 cents a share, for legal settlements; $21 million, or 12 cents a share, for direct costs related to the impact of hurricanes Katrina and Rita; $17 million, or 10 cents a share, for the impairment of certain assets in the company’s specialty chemicals business; $12 million, or 7 cents a share, for debt refinancing; and $13 million, or 8 cents a share, to reflect the net increase in the value of the company’s obligation under its proposed asbestos settlement agreement. Net income also included aftertax earnings of $11 million, or 6 cents a share, for insurance recoveries. Sales for 2005 were $10.2 billion, a record at that time.

“In the fourth quarter, we are pleased to achieve year-over-year double-digit percentage growth in both sales and earnings per share, despite weakening in several U.S. end markets and related temporary facility shutdowns by customers,” said Charles E. Bunch, chairman and chief executive officer of PPG. “In addition to the strong sales and earnings growth in our coatings and optical products businesses, we also saw improvement in our glass results due to actions taken in several of these businesses.”

“For the full year, we also delivered double-digit percentage sales increases and related earnings growth in both our coatings and optical products businesses. Despite a difficult fourth quarter, our chlor-alkali chemicals business had one of its best years on record. And, while sales in our glass business segment were flat, our earnings improved,” Bunch said. “These strong fourth quarter and full year financial results continue to validate our strategies and clearly illustrate that we are delivering global profitable growth.

“Looking forward, while we see some ongoing challenges entering 2007 due to continued softness in a few U.S. customer markets, we anticipate that solid global economic conditions will remain. At PPG, we expect to continue capitalizing on this environment with organic growth, especially in emerging regions. Also, our 2006 acquisitions will provide meaningful sales and earnings growth in 2007. Additionally, while we are pleased with recent trends, we continue to work very hard in several of our businesses that are underperforming. In 2007, we will aggressively explore all alternatives for these businesses with the ultimate goal of maximizing shareholder value. Finally, as evidenced in 2006, we remain committed to using our consistent track record of cash generation for the ongoing benefit of our shareholders.”

In the fourth quarter, coatings sales increased $287 million, or 21 percent, due to the impact of acquisitions, improved sales volumes in Europe and Asia, increased selling prices and a positive foreign currency impact. Segment earnings were up $25 million due to increased sales volumes, the impact of acquisitions and the positive impact of strengthening foreign currencies. These gains were partially offset by increased costs to support growth and a small casualty loss. Increased selling prices offset the negative impact of inflation.

Glass sales decreased $35 million, or 6 percent, as a result of reduced volumes in all businesses. Strengthening foreign currencies were offset by a slight decrease in selling prices. Segment earnings were up $21 million due in large part to other income in our fiber glass business, including higher equity earnings. Also contributing to the increase in earnings were lower manufacturing and natural gas costs. The impact of reduced sales volumes, lower selling prices and higher overhead costs reduced earnings.

Chemicals sales increased $16 million, or 3 percent, due to increased volumes in most businesses, acquisitions in the company’s optical products business and strengthening foreign currencies, which more than offset lower selling prices in the chlor-alkali business. Segment earnings were up $56 million, due in part, to the absence of charges recorded in 2005 for an asset impairment and direct hurricane costs totaling $43 million. Lower energy costs, primarily natural gas, provided an equal offset to lower selling prices. The positive impact of increased sales volumes and lower environmental costs was partially offset by higher manufacturing costs.

About PPG

Pittsburgh-based PPG is a global supplier of coatings, chemicals, glass and fiber glass. PPG shares are traded on the New York and Philadelphia stock exchanges (symbol: PPG). The company employs more than 33,000 people and has 122 manufacturing facilities and equity affiliates in more than 20 countries. Sales in 2006 were $11 billion. For more information, visit www.ppg.com.

Additional Information

Recorded comments by William H. Hernandez, senior vice president and chief financial officer,

regarding fourth quarter 2006 results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, Jan. 26. The commentary will also be available on PPG’s Web site (www.ppg.com) at Investor Center/Financial, 4th Qtr Financial Commentary. The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Investor Center/Financial on PPG’s Web site.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current report on Form 8-K dated December 22, 2006, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.

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PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended December 31		12 Months Ended December 31
	2006	2005	2006	2005
Net sales	$2,773	$2,505	$11,037	$10,201
Cost of sales, exclusive of depreciation and amortization	1,807	1,651	7,036	6,473
Selling and other	612	502	2,298	2,080
Depreciation	86	84	337	340
Interest	20	19	83	81
Amortization	11	8	43	32
Asbestos settlement - net	5	6	28	22
Business restructuring	—	—	37	—
Other (income) expense - net (Note A)	(21)	48	115	226

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	253	187	1,060	947
Income tax expense	80	60	278	282
Minority interest	16	14	71	69

NET INCOME (Note B)	$157	$113	$711	$596

Earnings per common share	$0.95	$0.68	$4.29	$3.51

Earnings per common share - assuming dilution	$0.94	$0.68	$4.27	$3.49

Average shares outstanding	165.3	166.0	165.7	169.6

Average shares outstanding - assuming dilution	166.5	167.1	166.5	170.9

Note A:

The twelve months ended December 31, 2006 includes pretax charges of $173 million for estimated environmental remediation costs at sites in New Jersey and Louisiana, pretax charges of $42 million for legal settlements and pretax earnings of $39 million for insurance recoveries. The three months ended December 31, 2005 included pretax charges of $27 million related to impairment of certain assets in our specialty chemicals business and $16 million for direct costs related to hurricanes. The twelve months ended December 31, 2005 included pretax charges of $211 million for legal settlements, $34 million for direct costs related to hurricanes, $27 million related to impairment of certain assets in our specialty chemicals business and $19 million for debt refinancing costs. The twelve months ended December 31, 2005 also included pretax earnings of $18 million for an insurance recovery.

Note B:

The twelve months ended December 31, 2006 includes aftertax charges of $106 million for estimated environmental remediation costs at sites in New Jersey and Louisiana, aftertax charges of $26 million for legal settlements and aftertax earnings of $24 million for insurance recoveries. The three months ended December 31, 2005 included aftertax charges of $17 million related to impairment of certain assets in our specialty chemicals business and $10 million for direct costs related to hurricanes. The twelve months ended December 31, 2005 included aftertax charges of $128 million for legal settlements, $21 million for direct costs related to hurricanes, $17 million related to impairment of certain assets in our specialty chemicals business and $12 million for debt refinancing costs. The twelve months ended December 31, 2005 also included aftertax earnings of $11 million for an insurance recovery.

CONDENSED BALANCE SHEET (unaudited)

	December 31	December 31
	2006	2005
	(millions)
Current assets:
Cash and cash equivalents	$455	$466
Receivables - net	2,168	1,871
Inventories	1,390	1,119
Other	562	563

Total current assets	4,575	4,019
Property less accumulated depreciation	2,496	2,304
Investments	352	311
Goodwill and identifiable intangible assets	1,982	1,654
Other assets	616	393

TOTAL	$10,021	$8,681

Current liabilities:
Short-term debt and current portion of long-term debt	$140	$101
Asbestos settlement	557	472
Accounts payable and accrued liabilities	2,090	1,776

Total current liabilities	2,787	2,349
Long-term debt	1,155	1,169
Asbestos settlement	332	385
Deferred income taxes	136	90
Accumulated provisions (Note A)	2,229	1,527
Minority interest	148	108
Shareholders' equity	3,234	3,053

TOTAL	$10,021	$8,681

Note A:

Pension and other postretirement liabilities increased by $500 million due largely to the adoption of Statement of Financial Accounting Standards No. 158 “Employers’ Accounting for Defined Benefit and Other Postretirement Benefits” as of December 31, 2006.

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended December 31		12 Months Ended December 31
	2006	2005	2006	2005
	(millions)
Net sales
Coatings	$1,675	$1,388	$6,299	$5,566
Glass	513	548	2,253	2,237
Chemicals	585	569	2,485	2,398

TOTAL	$2,773	$2,505	$11,037	$10,201

Segment income (loss)
Coatings (Note A)	$205	$180	$829	$609
Glass (Note B)	20	(1)	140	56
Chemicals (Note C)	79	23	314	451

TOTAL	304	202	1,283	1,116
Interest expense - net	(16)	(16)	(69)	(68)
Asbestos settlement - net	(5)	(6)	(28)	(22)
Compensation cost associated with stock options	(7)	(6)	(31)	(28)
Other unallocated corporate (expense) income - net (Note D)	(23)	13	(95)	(51)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	$253	$187	$1,060	$947

Note A:

Segment income for the twelve months ended December 31, 2006, includes pretax charges of $32 million for business restructuring, pretax charges of $23 million for a legal settlement, and pretax earnings of $28 million for insurance recoveries. Segment income for the twelve months ended December 31, 2005, included pretax charges of $150 million for a legal settlement and pretax earnings of $18 million for an insurance recovery.

Note B:

Segment income for the twelve months ended December 31, 2006, includes pretax charges of $4 million for business restructuring. Segment income for the twelve months ended December 31, 2005, included pretax charges of $61 million for a legal settlement.

Note C:

Segment income for the twelve months ended December 31, 2006, included pretax charges of $173 million for environmental remediation, pretax charges of $1 million for business restructuring, and pretax earnings of $11 million for an insurance recovery. Segment income for the three months ended December 31, 2005 included pretax charges of $16 million for direct costs related to hurricanes and $27 million related to impairment of certain assets in our specialty chemicals business. Segment income for the twelve months ended December 31, 2005, included pretax charges of $34 million for direct costs related to hurricanes and $27 million related to impairment of certain assets in our specialty chemicals business.

Note D:

Other unallocated corporate (expense) income for the three months ended December 31, 2006 increased in part due to higher compensation, medical and pension costs and a reduction in the amount of insurance recoveries. Other unallocated corporate (expense) income for the twelve months ended December 31, 2006 increased in part due to higher compensation, medical, pension and legal costs and a reduction in the amount of insurance recoveries. In addition, other unallocated corporate (expense) income for the twelve months ended December 31, 2005 included pretax charges of $19 million for debt refinancing costs that did not recur in 2006.